Blue Sphere Corporation 8-K/A

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unless the context otherwise requires, the terms "Blue Sphere ", the "Company", "we", "us", and "our" in these unaudited pro forma condensed consolidated financial statements and notes thereto refer to Blue Sphere Corporation and its consolidated subsidiaries.

On December 17, 2015, we acquired one hundred percent (100%) of the share capital of Agricerere S.r.l., Agrielektra S.r.l., Agrisorse S.r.l. and Gefa S.r.l. (each, an "SPV" and collectively, the "SPVs") through our indirect wholly-owned subsidiary, Bluesphere Pavia, S.r.l. (the "Acquisition").

The acquisition consideration consisted of €2.6 million ($2.9 million) of cash paid to Volteo Energie S.p.A., Agriholding S.r.l., and Overland S.r.l. (collectively, the "Seller") at closing, and an additional investment of €0.6 million ($0.7 million) was required to fully fund the Debt Service Reserve Account with Banka IMI at the closing. Additionally, we issued a note to the Seller pursuant to the Share Purchase Agreement, dated as of May 14, 2015 (the "Share Purchase Agreement"), in the amount of €2.6 million ($2.9 million), which is due in 36 months from the date of the closing.

The acquisition consideration was funded by a combination of debt from Helios Energy Investments for €2.9 million ($3.2 million), cash from the sale of Blue Sphere Corporation securities and debentures sold by Blue Sphere Corporation.

The purchase of shares was accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition, based on their estimated fair values as of the closing date of the acquisition. Further details regarding the preliminary purchase price allocation appear below in Note 2, "Purchase Price Allocation". The purchase price allocation as presented herein was based upon our preliminary valuation at September 30, 2015 of the fair values of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change as additional information becomes available, and such changes could be material.

The unaudited pro forma condensed consolidated financial statements do not include any adjustments for liabilities incurred or cost savings achieved resulting from the integration of the SPVs with the Company, as management is in the process of assessing what, if any, future integration actions are necessary, nor do they reflect any revenue or cost saving synergies that may be achieved subsequent to the completion of the Acquisition. The unaudited pro forma condensed consolidated financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing the pro forma information. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent or be indicative of our consolidated financial condition or consolidated results of operations that would have been reported had the Acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated financial position or consolidated results of operations that may be obtained in the future.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical audited consolidated financial statements for the fiscal year ended September 30, 2015 and related notes thereto, included in our Form 10-K filed with the Securities and Exchange Commission (the "SEC") on January 13, 2016, and the SPVs’ historical financial statements and related notes thereto, included in Exhibit 99.1 and Exhibit 99.2 of this Current Report on Form 8-K/A.

Blue Sphere Corporation

Unaudited Pro Forma Condensed Combined Balance Sheets

AS OF SEPTEMBER 30, 2015

(U.S. dollars in thousands except share and per share data)

	Blue Sphere Corporation	Combined Agricerere, Gefa, Agrisorse, Agrielektra	Pro Forma Adjustment	Notes	Pro Forma Combined Total
CURRENT ASSETS:
Cash and cash equivalents	$161	$223	924	[A]	$1,308
Accounts Receivable		1,398			1,398
Inventory		4,191			4,191
Other current assets	21	6,741			6,762
Total current assets	182	12,553	924		13,659

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	31	19,530			19,561

Goodwill			2,509	[B]	2,509
Other long-term assets		290			290
Total long-term assets		290	2,509

INVESTMENTS IN JOINT VENTURES	4,952	—			4,952
Total assets	$5,165	$32,373	3,433		$40,971

Liabilities and Stockholders’ Equity (Deficiency)
CURRENT LIABILITIES:
Current maturities of long term loan	$32	$3,201			$3,233
Accounts payables	58	6,496	(1,775)	[C]	4,779
Other accounts payable	681				681
Debentures, notes and loans	519				519
Current tax liabilities		179			179
Other current liabilities		265			265
Deferred revenues from joint ventures	6,434	—			6,434
Total current liabilities	7,724	10,141	(1,775)		16,090

LONG TERM BANK LOAN	135	19,393	6,160	[D]	25,688

OTHER NON-CURRENT LIABILITIES		4,685	(3,135)	[E]	1,550

STOCKHOLDERS’ EQUITY (DEFICIENCY):
Common shares of $0.001 par value each:
Authorized: 1,750,000,000 shares at September 30, 2015 and 2014, respectively. Issued and outstanding: 167,952,595 shares and 50,109,036 shares at September 30, 2015 and September 30, 2014, respectively	1,244	90	(79)	[F]	1,255
Proceeds on account of shares	20				20
Other Reserves		1,374	(1,374)	[F]
Treasury shares	(28)				(28)
Additional paid-in capital	39,474		326	[F]	39,800
Accumulated deficit	(43,404)	(3,310)	3,310	[G]	(43,404)
Total Stockholders’ Equity (Deficiency)	(2,694)	(1,846)	2,183		(2,357)
Total liabilities and Stockholders’ Equity (Deficiency)	$5,165	$32,373	3,433		$40,971

Blue Sphere Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2015

(U.S. dollars in thousands except share and per share data)

		Blue Sphere Corporation	Combined Agricerere, Gefa, Agrisorse, Agrielektra for the Nine Months Ended September 30, 2015	Combined Agricerere, Gefa, Agrisorse, Agrielektra for the Three Months Ended December 31, 2014	Pro Forma Adjustment	Notes	Pro Forma Combined Total
SALES	$		$6,580	$2,748			$9,328
COST OF SALES -
Cost of purchases services and other costs			3,235	1,140			4,375
Costs for services and use leasehold			1,151	306			1,457
Depreciation and Amortization			1,101	367			1,468
TOTAL COST OF SALES			5,487	1,813			7,300

GROSS PROFIT			1,093	935			2,028

OPERATING EXPENSES -
General and administrative expenses		5,331	43	57			5,431
Other losses (incomes)		(14)	—	—			(14)

INCOME/(LOSS) BEFORE FINANCE EXPENSES		(5,317)	1,050	878			(3,389)

Financial expenses, net		2,145	1,531	618	578	[H]	4,872

INCOME/(LOSS) BEFORE INCOME TAXES		(7,462)	(481)	260	(578)		(8,261)

Income Tax Expense/(Benefit)			112	181			293

NET INCOME/(LOSS) FOR THE YEAR		$(7,462)	$(593)	$79	(578)		$(8,554)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for the purposes of inclusion in our amended Form 8-K prepared and filed in connection with the Acquisition.

Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP") have been condensed or omitted pursuant to such rules and regulations. However, we believe that the disclosures provided herein are adequate to make the information presented not misleading.

All of the reviewed and audited financial statements presented in our amended 8-K exhibits are presented in the functional currency of the SPVs, the Euro. For the purposes of the pro forma presentation, the Euro amounts were converted to the United States Dollar at an exchange rate of $1.12/€1. The rate is the rounded exchange rate at September 30, 2015 of $1.1172/€1.

The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed Acquisition. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2015 gives effect to the Acquisition as if it had occurred on September 30, 2015. The unaudited pro forma condensed consolidated balance sheet is derived from our audited consolidated balance sheet as of September 30, 2015 and the Seller’s reviewed balance sheets as of September 30, 2015. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended September 30, 2015 gives effect to the Acquisition as if it had occurred on October 1, 2014. The unaudited pro forma condensed consolidated statement of operations is derived from our audited consolidated statement of operations for the fiscal year ended September 30, 2015 and the Seller’s reviewed statement of operations for the nine months ended September 30, 2015 and its unaudited statement of operations for the three months ended December 31, 2014.

2. PURCHASE PRICE ALLOCATION

The purchase price for the SPVs consisted of €2.6 million ($2.9 million) of cash paid to the Seller at closing and an additional €2.6 million ($2.9 million) which is due in 36 months from the date of the closing.

Under the acquisition method of accounting, the total estimated purchase price is allocated to the SPVs’ net tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of December 17, 2015, the closing date of the Acquisition. Due to the minimal changes in asset values that occur, we are using the values at September 30, 2015 for the purposes of the pro forma purchase price allocation.

The preliminary fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on our estimates and assumptions and on the information that was available to us through the date of this report. We believe that the information provides a reasonable basis for estimating the preliminary fair values of assets acquired and liabilities assumed, but certain items may be subject to change as additional information becomes available. Thus, the provisional measurements of fair value set forth below are subject to change, and such changes could be material. We expect to finalize the valuation as soon as practicable, but not later than one year from December 17, 2015, the closing date of the Acquisition.

Our preliminary allocation of the estimated purchase price to the fair values of tangible and intangible assets acquired and liabilities assumed is presented in the following table:

(In thousands)
Tangible assets and (liabilities)
Cash and cash equivalents	$ 1,147
Accounts Receivable	1,398
Inventory	4,191
Other current assets	6,741
Property Plant and Equipment	19,530
Other long-term assets	290
Accounts payables	(4,720)
Current tax liabilities	(179)
Other current liabilities	(265)
Other non-current liabilities	(1,550)
Assumption of Debt	(22,594)
Total Tangible assets	$ 3,988

Purchase Price	5,824
Additional Funds required for DSRA funding	673
Total purchase Price	6,497

Goodwill	$ 2,509

3. LONG-TERM DEBT

The Acquisition was partially financed by a loan of €2.9 million ($3.2 million) pursuant to a Long Term Mezzanine Loan Agreement, dated August 18, 2015 (the "Loan Agreement"), by and among the Company, its wholly-owned subsidiary, Eastern Sphere Ltd., Eastern Sphere Ltd.’s wholly-owned subsidiary, Bluesphere Pavia, S.r.l., and Helios Italy Bio-Gas 1 L.P., an affiliate of Helios Energy Investments. These amount under the Loan Agreement was fully absorbed in the purchase price of the SPVs. In addition, under the Share Purchase Agreement, we agreed to pay fifty percent (50%) of the purchase price, or €2.6 million ($2.9 million), to the Seller in thirty six (36) months from the closing date of the Acquisition. This outstanding debt to the Seller carries an interest rate of 2% per annum.

Pursuant to the Share Purchase Agreement, we assumed the long-term debt of the SPVs due to Banka IMI. This debt is paid every six months, in June and December, and includes principal and interest. This long-term debt did not change during the period from October 1, 2015 to December 17, 2015, the closing date of the Acquisition.

4. PRO FORMA ADJUSTMENTS

The adjustments included in the unaudited pro forma condensed consolidated financial statements are described below.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

[A] – The adjustment to cash of $924,000 consists of the following items:

1. Reflects increased investment of €601,000 ($673,000) by Bluesphere Pavia in to the SPVs to fund Banka IMI’s Debt Service Reserve Accounts.

2. An additional €224,000 ($251,000) was reduced from the purchase price and left in the SPVs for a reserve against future costs of required regulatory remediation.

[B] – Reflects the Goodwill calculated as part of the purchase price allocation.

[C] – The adjustment to Accounts Payable of ($1,775,000) reflects the write-off of amounts to Seller which were extinguished under the Share Purchase Agreement.

[D] – The adjustment to long-term debt of $6,160,000 consists of the following items:

1. Loan pursuant to the Loan Agreement of €2,900,000 ($3,248,000)

2. Loan from the Seller of €2,600,000 ($2,912,000)

[E] – The adjustment of ($3,135,000) to Other Non-Current Liabilities consists of the following items:

1. The write-off of shareholder loans under the Share Purchase Agreement of ($4,685,000)

2. An additional amount due to the Seller for the VAT receivable in excess of the VAT debt of €1,160,000 ($1,299,000)

3. An additional amount for regulatory reserves of €224,000 ($251,000)

[F] – The adjustment of ($1,127,000) to Stockholders’ Equity consists of the following items:

1. To eliminate the SPVs’ historical share capital ($90,000) and equity reserves ($1,374,000).

2. Blue Sphere Corporation’s equity raise of $326,000 through the sale of securities. The price of Blue Sphere Corporation’s common stock at September 30, 2015 was $.03/share

[G] – To eliminate the SPVs’ historical accumulated deficit of ($3,310,000)

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

[H] – The adjustment of $578,000 consists of the following:

1. Interest of $520,000 on the $3,248,000 loan under the Loan Agreement at 16% per annum

2. Interest of $58,000 on the $2,912,000 loan from the Seller at 2% per annum